New World Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

April 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$178,719
Class B	$1,627
Class C	$7,026
Class F1	$27,912
Class F2	$17,317
Total	$232,601
Class 529-A	$9,295
Class 529-B	$167
Class 529-C	$1,061
Class 529-E	$372
Class 529-F1	$503
Class R-1	$287
Class R-2	$2,515
Class R-3	$4,934
Class R-4	$4,065
Class R-5	$6,771
Class R-6	$8,548
Total	$38,518

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7570
Class B	$0.2744
Class C	$0.3437
Class F1	$0.7686
Class F2	$0.9117
Class 529-A	$0.7566
Class 529-B	$0.2587
Class 529-C	$0.3581
Class 529-E	$0.6095
Class 529-F1	$0.8567
Class R-1	$0.3462
Class R-2	$0.3661
Class R-3	$0.6141
Class R-4	$0.7750
Class R-5	$0.9355
Class R-6	$0.9651

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	234,527
Class B	5,289
Class C	19,870
Class F1	37,321
Class F2	19,882
Total	316,889
Class 529-A	12,783
Class 529-B	580
Class 529-C	3,013
Class 529-E	615
Class 529-F1	638
Class R-1	819
Class R-2	6,899
Class R-3	8,254
Class R-4	5,504
Class R-5	7,503
Class R-6	10,418
Total	57,026

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$51.84
Class B	$51.06
Class C	$50.29
Class F1	$51.48
Class F2	$51.85
Class 529-A	$51.48
Class 529-B	$50.65
Class 529-C	$50.41
Class 529-E	$51.14
Class 529-F1	$51.50
Class R-1	$50.37
Class R-2	$50.42
Class R-3	$51.25
Class R-4	$51.68
Class R-5	$51.99
Class R-6	$51.91